EXHIBIT 5.1

July 9, 2020

Takeda Pharmaceutical Company Limited,

1-1, Nihonbashi-Honcho 2-Chome,

Chuo-ku, Tokyo 103-8668,

Japan.

Ladies and Gentlemen:

We are acting as United States counsel to Takeda Pharmaceutical Company Limited, a joint stock corporation organized under the laws of Japan (the “Company”), in connection with the issuance and delivery of the €750,000,000 aggregate principal amount of 0.750% senior notes due 2027, €850,000,000 aggregate principal amount of 1.000% senior notes due 2029, €1,000,000,000 aggregate principal amount of 1.375% senior notes due 2032 and €1,000,000,000 aggregate principal amount of 2.000% senior notes due 2040 denominated in euro (the “Notes”). The Company filed with the Securities and Exchange Commission, on June 24, 2020, a registration statement on Form F-3 (File No. 333-239409) (the “Registration Statement”) under the Securities Act of 1933 (the “Act”) relating to the proposed offer and sale of an indeterminate aggregate initial offering price of the Company’s senior debt securities, including the Notes. The Notes are being issued under the indenture, dated as of July 9, 2020 (the “Indenture”), between the Company and The Bank of New York Mellon, as trustee (the “Trustee”).

In rendering this opinion, we have examined the following documents:

1.	The Indenture.

2.	Certificates of officers of the Company with respect to the authorization of the Notes, the determination of the terms of the Notes and related matters.

3.	Copies of the executed global certificates representing the Notes dated July 9, 2020 (the “Global Notes”).

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We also have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion.

Upon the basis of such examination, it is our opinion that the Notes constitute valid and legally binding obligations of the Company, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

In rendering the foregoing opinion, we are not passing upon, and assume no responsibility for, any disclosure in any registration statement or any related prospectus or other offering material relating to the offer and sale of the Securities.

We note that, as of the date of this opinion, a judgment for money in an action based on the Notes in a Federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion of Euros into United States dollars will depend upon various factors, including which court renders the judgment. Under Section 27 of the New York Judiciary Law, a state court in the State of New York rendering a judgment on a Security would be required to render such judgment in Euros, and such judgment would be converted into United States dollars at the exchange rate prevailing on the date of entry of the judgment.

The foregoing opinion is limited to the Federal laws of the United States and the laws of the State of New York, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. With respect to all matters of Japanese law, we note that you have received an opinion, dated July 9, 2020, of Nishimura & Asahi.

We have relied as to certain factual matters on information obtained from public officials, officers of the Company and other sources believed by us to be responsible, and we have assumed, without independent verification, that the Indenture has been duly authorized, executed and delivered by the Trustee, that the Indenture has been duly authorized, executed and delivered by the Company and constitutes a valid and legally binding obligation of the Company under the laws of Japan, that the Trustee’s certificates of authentication of the Global Notes have been manually signed by one of the Trustee’s authorized officers, that the Notes have been duly authorized, executed and issued under the laws of Japan and have been delivered against payment as contemplated in the Registration Statement, that the Notes constitute valid and legally binding obligations of the Company under the laws of Japan and that the signatures on all documents examined by us are genuine.

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We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to us under the heading “Legal Matters” in the prospectus included in the Registration Statement dated June 24, 2020 and under the heading “Legal Matters” in the Prospectus Supplement dated June 29, 2020 pertaining to the Notes. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ SULLIVAN & CROMWELL LLP